SECURITIES AND EXCHANGE COMMISSION

                   Washington, D. C.  20549

                           FORM 8-K
                        CURRENT REPORT


             Pursuant to Section 13 or 15(d) of the
                Securities Exchange Act of 1934


        Date of Report (Date of earliest event reported):
                       April 27, 1998


                    BELLSOUTH CORPORATION
     (Exact name of registrant as specified in its charter)


     Georgia                 1-8607         58-1533433
 (State or other          (Commission      (IRS Employer
 jurisdiction of          File Number)    Identification
  incorporation)                                 No.)


    1155 Peachtree Street, N. E., Atlanta, Georgia     30309-3610
     (Address of principal executive offices)          (Zip Code)


       Registrant's telephone number, including area code
                        (404) 249-2000

Item 5.  Other Events

Press Release on Chairman's Comments

BellSouth   Corporation  issued  a  press  release  today
containing statements concerning BellSouth's future financial prospects. See Exhibit 99 for a complete copy of the related press release.

Item 7. Financial Statements and Exhibits

(c) Exhibits

Exhibit No.

99   Press Release - Chairman's Comments at Annual Meeting





                        SIGNATURE








Pursuant to the requirements of the Securities Exchange
Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

BELLSOUTH CORPORATION


By:  /s/ W.Patrick Shannon
      W. Patrick Shannon
      Vice President and Controller
      April 27, 1998




                                                 Exhibit 99

ATLANTA -- BellSouth Corporation (NYSE: BLS) is strengthening its leadership position in 1998 as the South's premier communications provider while focusing on new business opportunities, said BellSouth Chairman and Chief Executive Officer Duane Ackerman in remarks prepared for the company's annual meeting today.

With BellSouth coming off a year in which it posted the best earnings-per-share growth in the industry at 12.3 percent, Ackerman said in view of the company's current business projections, he anticipates 1998 earnings growth will be in the mid-teens.

"Nineteen ninety-eight will be another great year for your company," he told shareholders. "While we can't predict the future with perfect clarity, we are optimistic about your company."

Citing several areas offering BellSouth growth opportunities in 1998, Ackerman outlined both BellSouth's international and domestic business perspectives. Last year, BellSouth added four countries, Brazil, Peru, Ecuador and Nicaragua, to its portfolio and more than doubled the total number of customers served in international markets, he said. The company's international cellular revenues were up almost
80 percent in 1997, jumping to $1.3 billion. BellSouth now has 2.1 million wireless customers outside the United
States.

"We added 2.8 million new customers last year," Ackerman noted. "And most significantly, more than 60 percent of these new customers came from outside our traditional wireline telephone business."

In addition, BellSouth with its Brazilian partners last year won two wireless licenses - including one for Sao
Paulo, the third largest city in the world where there are only 12 phones per 100 people and the population is 18 million. Ackerman said BellSouth's new wireless service in Sao Paulo is expected to be turned on within a matter of days, and already 1.6 million prospective customers are on a waiting list.

"Many leading analysts acknowledge that BellSouth's clear direction and careful selection of our portfolio of international investments adds tremendous value to our stock price," he said. "And there is still enormous potential. When you include our new licenses in Brazil, we've penetrated only 2 percent of our international potential customer base."

Describing BellSouth's growth opportunities in the U.S., Ackerman said the company is targeting to gain 30 percent of the cable TV markets in the South where the company has acquired wireless cable licenses. Last year, BellSouth launched fully digital wireless cable TV service in New Orleans. This year the company will begin offering customers similar services in Atlanta, Orlando, Jacksonville and Daytona.

As part of its strategy to strengthen its leadership position as the premier telecommunications company in the South, BellSouth plans to grow its Internet service that is now considered one of the fastest growing Internet service providers with 220,000 customers. Ackerman also said he expects
BellSouth will be permitted to offer long distance in at least one of the company's nine states late this year or early next year, and said he was confident the company will collar 20 percent of the $8-billion regional long distance market within five years of entry.

BellSouth recognizes opportunities to grow profitably the company's domestic wireless properties, a key business strategy, according to Ackerman. Last year the company added 550,000 domestic wireless customers, a 15 percent increase, ending the year with a total of
4.2 million wireless customers and an 8-percent increase in cellular net income.

"BellSouth now has the potential to service nearly 51 million wireless customers in our Southern region," he said. "Less than 20 people out of 100 have mobile phones, so even in our most competitive markets, the opportunity to grow continues to be a big one."

Ackerman also cited challenges in the year ahead including entry into long distance, negotiating a new contract with the Communications Workers of America, and meeting new wireline competition in local markets.

BellSouth is a $21 billion communications services company. It provides telecommunications, wireless communications, directory advertising and publishing, video, Internet and information services to nearly 30 million customers in 20 countries worldwide.

                        #   #   #


For more information about BellSouth, visit the BellSouth
Web page at http://www.bellsouth.com. BellSouth news releases dating back one year are available by fax at no charge by calling 1-800-758-5804, ext. 095650.

        NOTE: The forward-looking statements in the above news release are based on a number of assumptions including, but not limited to: (1) continued economic growth and demand for BellSouth's services; (2) continued monetary, regulatory and political stability where
        BellSouth conducts its international operations;
        (3) the reasonable accuracy of BellSouth's expectations of costs and recoveries with respect to access reform, universal service and interconnection; (4) the reasonable accuracy of BellSouth's estimate of regulatory authorization to provide wireline long distance services and the impact of competition in its markets; and
        (5) satisfactory resolution of Year 2000 software revisions. Any developments significantly deviating from these assumptions could cause actual results to differ materially from the above forward-looking statements.